Exhibit 99.1

Volt Information Sciences Reports Fourth Quarter and Fiscal Year Results

New York, NY, January 17, 2014 – Volt Information Sciences, Inc. (OTC: VISI) today reported financial results for its fiscal fourth quarter and fiscal year ended November 3, 2013.  The Company reported net income in the fourth quarter of 2013 of $1.6 million, or $0.08 per share, compared to a net loss of $2.0 million, or $0.10 per share, in the fourth quarter of 2012, and a proforma net loss in the fourth quarter of 2013 of $0.3 million compared to a proforma net loss in the fourth quarter of 2012 of $4.4 million.  For the full fiscal year the Company reported a net loss in 2013 of $30.9 million, or $1.48 per share compared to a net loss of $13.6 million, or $0.65 per share, in fiscal 2012.

Non-GAAP Proforma Measures – Unrecognized Revenue – Volt subsidiaries sometimes provide services despite a customer arrangement not yet being finalized, or continue to provide services under an expired arrangement while a renewal arrangement is being finalized. Generally Accepted Accounting Principles (“GAAP”) usually requires that services revenue be deferred until arrangements are finalized or in some cases until cash is received, which causes some periods to include the expense of providing services although the related revenue is not recognized until a subsequent period (“Unrecognized Revenue”). The following discussion refers to financial data determined both using GAAP as well as on a non-GAAP proforma basis. The non-GAAP proforma basis includes adjustments for Unrecognized Revenue so that revenue is shown in the same period as the related services are provided.  This non-GAAP financial information is used by management and provided herein primarily to provide a more complete understanding of the Company’s business results and trends.  In addition, the Company believes that lenders, analysts and others in the investment community use this non-GAAP financial information to assess the Company’s historical results, and that failure to report this non-GAAP measure could result in a potentially misplaced perception that the Company’s results have either met, exceeded or underperformed expectations.  This non-GAAP information should not be considered an alternative for, or in isolation from, the financial information prepared and presented in accordance with GAAP. In addition, this measure may not be comparable to similarly titled measures used by other companies.

Fourth Fiscal Quarter Results

Operating income of $2.8 million in the fourth quarter of 2013 included restructuring costs of $2.8 million, restatement and associated investigation expenses of $2.5 million and recognition of previously deferred software systems revenues and costs, net of current period deferrals, of $4.6 million. Without these items the Company would have had operating income of $3.5 million and a proforma operating income of $1.6 million.

Operating loss in the fourth quarter of fiscal 2012 of $0.5 million included restatement and associated investigation expenses of $14.9 million, recognition of previously deferred software systems revenues and costs, net of current period deferrals, of $1.3 million and a gain on the sale of building of $4.4 million. Without these items the Company would have had operating income of $8.7 million and proforma operating income of $6.3 million.

In addition to the above, operating results and proforma operating results decreased in the fourth quarter of 2013 over 2012 due to a decrease in Computer Systems results of approximately $6.0 million due to lower transaction volumes, pricing and maintenance levels with relatively fixed costs and investment in developing the Company’s directory assistance software platform into full-featured call center software, partially offset by an increase in Staffing Services results of approximately $0.7 million primarily due to higher traditional staffing margins.

Net revenue in the fourth quarter of 2013 decreased $24.8 million to $546.8 million from $571.6 million in 2012, and proforma net revenue decreased by $24.3 million, or 4.3%, to $544.9 million from $569.2 million in the fourth quarter of 2012. The change in revenue was primarily the result of decreased Staffing Services revenues by $26.2 million (proforma of $25.7 million) resulting from the Company’s increased focus on exiting or reducing business levels with customers where profitability or business terms are unfavorable, lower staffing levels at a few large customers related to their particular business demand level, slightly lower managed services revenue, and from lower Computer Systems revenues from several large implementations reaching the end of the maintenance periods over which the projects were being amortized and lower transaction volumes, pricing and maintenance levels.

Fiscal Year Results
Unaudited (in Thousands)

Results of Operations by Segment (Fiscal 2013 vs. 2012)
	Year ended November 3, 2013				Year ended October 28, 2012
(in thousands)	Total	Staffing Services	Computer Systems	Other	Total	Staffing Services	Computer Systems	Other
Net Revenue	$2,090,937	$1,899,723	$73,465	$117,749	$2,246,127	$2,027,601	$99,679	$118,847
Expenses
Direct cost of staffing services revenue	1,634,365	1,634,365	-	-	1,738,933	1,738,933	-	-
Cost of other revenue	160,199	-	65,680	94,519	163,853	-	68,281	95,572
Selling, administrative and other operating costs	284,748	239,105	24,314	21,329	300,116	251,410	26,897	21,809
Amortization of purchased intangible assets	1,369	34	858	477	1,382	47	859	476
Restructuring costs	4,726	781	3,945	-	-	-	-	-
Segment operating income (loss)	5,530	25,438	(21,332)	1,424	41,843	37,211	3,642	990
Corporate general and administrative	9,286				10,731
Gain on sale of building	-				(4,418)
Restatement and associated investigations	24,828				42,906
Operating loss	(28,584)				(7,376)
Other expense, net	(1,822)				(3,836)
Income tax provision	469				2,391
Net loss	$(30,875)				$(13,603)

NON-GAAP PROFORMA TABLE
	Year ended November 3, 2013				Year ended October 28, 2012
(in thousands)	Total	Staffing Services	Computer Systems	Other	Total	Staffing Services	Computer Systems	Other
Net Revenue	$2,090,937	$1,899,723	$73,465	$117,749	$2,246,127	$2,027,601	$99,679	$118,847
Recognition of previously unrecognized revenue	(11,166)	(11,166)	-	-	(30,090)	(30,090)	-	-
Additions to unrecognized revenue	4,869	4,869	-	-	11,731	11,731	-	-
Net non-GAAP proforma adjustment	(6,297)	(6,297)	-	-	(18,359)	(18,359)	-	-

Non-GAAP proforma net revenue	2,084,640	1,893,426	73,465	117,749	2,227,768	2,009,242	99,679	118,847

Expenses
Direct cost of staffing services revenue	1,634,365	1,634,365	-	-	1,738,933	1,738,933	-	-
Cost of other revenue	160,199	-	65,680	94,519	163,853	-	68,281	95,572
Selling, administrative and other operating costs	284,748	239,105	24,314	21,329	300,116	251,410	26,897	21,809
Amortization of purchased intangible assets	1,369	34	858	477	1,382	47	859	476
Restructuring costs	4,726	781	3,945	-	-	-	-	-
Non-GAAP proforma segment operating income (loss)	(767)	19,141	(21,332)	1,424	23,484	18,852	3,642	990

Non-GAAP proforma operating loss	(34,881)				(25,735)

Non-GAAP proforma net loss	$(37,172)				$(31,962)

Operating loss of $28.6 million included restatement and associated investigation expenses of $24.8 million, restructuring costs of $4.7 million and recognition of previously deferred software systems revenues and costs of $7.9 million. Without these items the Company would have had an operating loss of $7.0 million and a proforma operating loss of $13.3 million.

Operating loss of $7.4 million in fiscal 2012 included restatement and associated investigation expenses of $42.9 million and recognition of previously deferred software systems revenues and costs, net of current period deferrals, of $19.1 million. Without these items the Company would have had operating income of $16.4 million and a proforma operating loss of $2.0 million.

Operating results and proforma operating results were lower in fiscal 2013 than fiscal 2012 due to the above reasons and a decrease in Computer Systems results of $9.8 million due to lower transaction volumes, pricing and maintenance levels with relatively fixed costs of revenue and investment in developing the Company’s directory assistance software platform into full-featured call center software and a gain on sale of building of $4.4 million in 2012 with no similar gain in 2013.  The decreases were partially offset by an increase in Staffing Services results of $1.0 million primarily due to higher traditional staffing margins.

Net revenue in fiscal 2013 decreased $155.2 million to $2,090.9 million from $2,246.1 million in fiscal 2012, and proforma net revenue decreased by $143.2 million, or 6.4%, to $2,084.6 million from $2,227.8 million in fiscal 2012.

The change in revenue, including the impact of fiscal 2013 consisting of 53 weeks while fiscal 2012 consisted of 52 weeks, was primarily the result of decreased Staffing Services revenues by $127.9 million (proforma of $115.8 million) resulting from the Company’s increased focus on exiting or reducing business levels with customers where profitability or business terms are unfavorable, lower staffing levels at a few large customers related to their particular business demand level, slightly lower managed services revenue, and $12.1 million lower recognition of previously unrecognized staffing revenues, and from lower Computer Systems revenues of $26.2 million from lower transaction volumes, pricing and maintenance levels as well as several large implementations reaching the end of the maintenance periods over which the projects were being amortized.  Revenue and proforma revenue included recognition of previously deferred software systems revenues, net of current period deferrals, of $7.6 million in fiscal 2013 and $31.6 million in fiscal 2012, a decrease of $24.0 million.

Fiscal Year Results By Segment

The Company’s Staffing Services segment operating income in fiscal 2013 decreased $11.8 million to $25.4 million from $37.2 million in fiscal 2012, and proforma operating income in fiscal 2013 increased by $0.2 million, or 1.5%, to $19.1 million from $18.9 million in fiscal 2012.  The change in operating income is primarily due to a $3.0 million indirect tax recovery, lower traditional staffing revenue, although at higher margin ratios, and selling, administrative and other operating costs decreases lagging the decrease in revenue.  GAAP results include $12.1 million lower recognition of previously unrecognized staffing revenue.

Staffing Services net revenue in fiscal 2013 decreased $127.9 million to $1,899.7 million from $2,027.6 million in fiscal 2012, and proforma net revenue decreased by $115.8 million, or 5.8%, to $1,893.4 million from $2,009.2 million in fiscal 2012. This decrease is primarily due to the Company’s increased focus on exiting or reducing business levels with customers where profitability or business terms are unfavorable, lower staffing levels at a few large customers related to their particular business demand level, slightly lower managed services revenue, and $12.1 million lower recognition of previously unrecognized staffing revenues.

The Company’s Computer Systems segment operating results in fiscal 2013 decreased by $24.9 million to a loss of $21.3 million compared to income of $3.6 million in fiscal 2012 primarily due to lower amortization of previously deferred revenue and previously deferred costs of $11.2 million as several large system implementations reaching the end of the maintenance periods over which the revenue and costs of projects are being amortized.  Without the recognition of previously deferred software systems revenues and costs, the segment operating loss would have been $29.3 million in 2013 and $15.5 million in 2012.  The decline was primarily due to $9.9 million of lower transaction and maintenance revenues with relatively fixed data acquisition costs and restructuring costs of $3.9 million as we reduced headcount in response to lower revenue levels.

Computer Systems net revenue in fiscal 2013 decreased by $26.2 million, or 26.3%, to $73.5 million from $99.7 million in fiscal 2012. This decrease was primarily a result of lower transaction revenues by $12.4 million due to both lower volumes and pricing, lower maintenance revenue by $5.0 million, and lower systems revenues by $8.8 million as several large implementations reaching the end of the maintenance periods over which the revenue of projects were being amortized and were not replaced by similar levels of new system implementations.

The Company’s Other reportable segment operating income remained relatively flat at $1.4 million in fiscal 2013 from $1.0 million in fiscal 2012.  The segment’s net revenue in fiscal 2013 decreased $1.1 million, or 0.9%, to $117.7 million from $118.8 million in fiscal 2012. The decrease was due to lower telecommunications infrastructure services revenue primarily due to lower volume of projects partially offset by higher information technology infrastructure services revenue driven primarily by a higher volume of business resulting primarily from new customers and to a lesser extent from net expanded business with existing customers at billing rates that remained relatively consistent between the periods.

Liquidity

During fiscal 2013, the Company disbursed $37.3 million in connection with the restatement and related investigations and provided cash of from all other operating activities $7.6 million. The Company used $11.3 million for capital expenditures, net of $0.3 million received from the sale of property and equipment, and received $0.4 million for the sale of investments net of purchases. Borrowing under the accounts receivable securitization program increased by $22.0 million  and decreases in restricted cash as collateral for foreign currency borrowings and banking facilities provided $3.8 million, partially offset by repayment of approximately $0.8 million of long-term debt.

VOLT INFORMATION SCIENCES, INC.
Condensed Statements of Cash Flows
Unaudited (in Thousands)
	Three Months Ended		Fiscal Year Ended
	November 3, 2013	October 28, 2012	November 3, 2013	October 28, 2012

Cash and cash equivalents at beginning of the period	$21,389	$33,118	$26,483	$44,567

Cash used in connection with restatement and related investigations	(2,674)	(11,826)	(37,292)	(37,160)
Net cash provided by (used in) all other operating activities	(4,726)	2,010	7,581	(3,637)
Net cash used in operating activities	(7,400)	(9,816)	(29,711)	(40,797)

Net cash used in investing activities	(4,353)	2,257	(10,953)	(7,642)

Net cash released (restricted) as collateral for borrowings	(614)	(328)	3,796	(1,391)
Net cash provided by all other financing activities	2,092	1,252	21,499	31,746
Net cash provided by financing activities	1,478	924	25,295	30,355

Net increase (decrease) in cash and cash equivalents	(10,275)	(6,635)	(15,369)	(18,084)
Cash and cash equivalents at end of the period	$11,114	$26,483	$11,114	$26,483

Supplemental information:
Cash paid during the period for:
Interest	$811	$732	$2,925	$2,866
Income taxes	$999	$1,246	$10,822	$3,740

On November 3, 2013, the Company had cash and cash equivalents of $11.1 million and an additional $31.8 million of cash restricted as collateral for foreign currency credit lines and banking facilities. The Company also had approximately $25.5 million available from its short-term financing program. Excluding $8.9 million of long-term debt, the Company’s consolidated borrowings were $167.3 million at November 3, 2013, which included $22.3 million of foreign currency borrowings used primarily to hedge net investments in foreign subsidiaries that are fully collateralized by restricted cash, and $142.0 million drawn under the $200.0 million short-term financing program. The amount drawn under the short-term borrowing financing program was subsequently decreased to $120.0 million in January 2014 at which time there was approximately $20.3 million additional borrowing available.

Balance Sheets
Unaudited (in Thousands, except share amounts)
	November 3, 2013	October 28, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,114	$26,483
Restricted cash	47,356	61,927
Short-term investments	6,144	5,611
Trade accounts receivable, net of allowances of $1,811 and $1,899, respectively	293,305	334,947
Recoverable income taxes	17,150	13,884
Prepaid insurance	14,248	11,138
Other current assets	21,097	15,406
TOTAL CURRENT ASSETS	410,414	469,396
Prepaid insurance and other assets, excluding current portion	43,473	38,479
Property, equipment and software, net	37,324	39,052
Purchased intangible assets, net and goodwill	9,101	10,645
TOTAL ASSETS	$500,312	$557,572

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued compensation	$53,474	$58,183
Accounts payable	57,165	86,523
Accrued taxes other than income taxes	19,520	29,361
Accrued insurance and other	44,133	34,927
Deferred revenue, net, current portion	13,335	24,240
Short-term borrowings, including current portion of long-term debt	168,114	145,727
TOTAL CURRENT LIABILITIES	355,741	378,961
Accrued insurance, excluding current portion	13,003	9,010
Deferred revenue, net, excluding current portion	2,839	4,268
Income taxes payable, excluding current portion	8,659	10,424
Deferred income taxes	1,702	2,759
Long-term debt, excluding current portion	8,127	9,033
TOTAL LIABILITIES	390,071	414,455

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $1.00; Authorized - 500,000 shares; Issued - none	-	-
Common stock, par value $0.10; Authorized - 120,000,000 shares; Issued - 23,536,769 and 23,500,103, respectively; Outstanding - 20,849,462 and 20,812,796, respectively	2,354	2,350
Paid-in capital	72,003	71,591
Retained earnings	83,007	113,795
Accumulated other comprehensive loss	(5,243)	(2,739)
Treasury stock, at cost; 2,687,307 shares	(41,880)	(41,880)
TOTAL STOCKHOLDERS’ EQUITY	110,241	143,117
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$500,312	$557,572

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available Company data. This financial information is subject to change upon the completion of the audit of the Company’s fiscal 2013 annual financial statements by the Company’s independent accountants. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2013 Form 10-K.  Please refer to the Company’s reports filed with the SEC for further information.  The Company is not in a position to file its Annual Report on Form 10-K for the fiscal year ended November 3, 2013, by the prescribed due date of January 17, 2014, because it has not completed its evaluation of the effectiveness of its internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act).  The Company’s Annual Report on Form 10-K will be filed as soon as practicable, which it expects will be no later than February 3, 2014.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic,” “confident,” “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.

Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,  that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

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Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921